UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 29, 2016

Jolley Marketing, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53500	87-0622284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 South Alvey Dr. Mapleton, UT	84664
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 489-3346

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .

Written communications pursuant to Rule 425 under the Securities Act

      .

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On April 29, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Creative Medical Technologies, Inc. (“CMT”), a Nevada corporation, Steven L. White (“Mr. White”), and Jolley Acquisition Corp., a newly created Nevada corporation and wholly owned subsidiary of Jolley Marketing, Inc. (“Merger Sub”).  At the closing of the transaction Merger Sub will be merged with and into CMT.  CMT will be the surviving corporation of the merger and will become a wholly owned subsidiary of Jolley Marketing, Inc (“JLLM”).  Mr. White is the majority shareholder of JLLM, and at closing of the Merger Agreement, Mr. White has agreed to sell his 15,100,000 shares of common stock to us for $5,000, after which time the shares will be cancelled by JLLM.

In connection with the merger, CMT will cause its parent to advance a total of $25,000 to JLLM for payment of certain obligations. Prior to the execution of the Merger Agreement, the parent of CMT advanced to JLLM $8,255.70 for the payment of certain accounts payable and $5,000 for repayment of certain notes payable.  At closing, CMT will cause its parent to advance $5,000 for the retirement of Mr. White’s shares and the balance of the $25,000 for the payment of remaining accounts payable of JLLM.  Following closing, the amounts advanced by the parent of CMT will be evidenced by a promissory note under terms reasonable acceptable to the post-closing Board of Directors of JLLM.  In addition, JLLM has agreed to settle all outstanding promissory notes payable, except for promissory notes not exceeding $20,000, which are proposed to be paid following closing.

At the Effective Time (as defined in the Merger Agreement) each share of common stock, no par value, of CMT (the “CMT Common Stock”), issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 6.4666666 shares of common stock, par value $0.001 per share, of JLLM (the “JLLM Common Stock”), to the effect that the shareholders of CMT will own not less than 97,000,000 common shares or approximately 97% of JLLM’s Common Stock. Upon closing of the Merger Agreement, we anticipate that JLLM would have 100,013,750 shares of Common Stock outstanding, including the 97,000,000 shares to be issued to the shareholders of CMT and taking into account the cancellation of the 15,100,000 shares owned by Mr. White.

Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and be exchanged for one hundred (100) newly and validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of CMT. Any shares issued pursuant to the conversion provisions contained in the Merger Agreement will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The closing of the Merger and the consummation of the other transactions contemplated by the Merger Agreement are scheduled to take place on May 18, 2016 and is subject to certain conditions, including no material changes in the business or financial condition of the entities and the continued accuracy of the representations and warranties of the parties contained in the Merger Agreement.  A copy of the Merger Agreement is included as an exhibit with this report.

Prior to closing JLLM will authorize the appointment of Timothy Warbington, Donald Dickerson, Thomas Ichim, PhD, and Amit Patel, MD as directors of JLLM effective immediately following the closing of the Merger Agreement.  Concurrent with the filing of this report, we are filing an information statement under Rule 14f-1 in regard to the change of management.

Item 9.01

Financial Statements and Exhibits

Exhibit 2.1

Agreement and Plan of Merger, dated April 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jolley Marketing, Inc.

Date:  May 5, 2016

By /s/ Steven L. White

Steven L. White, President